Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

INVESTMENT AGREEMENT

by and between

EXPRESS, INC.

and

WH BORROWER, LLC

Dated as of December 8, 2022

i

ii

ANNEXES

Annex I	–	Form of Registration Rights Agreement
Annex II	–	Form of License Agreement
Annex III	–	Form of IPCo Partnership Agreement
Annex IV	–	Form of Resignation Letter

iii

INVESTMENT AGREEMENT, dated as of December 8, 2022 (this “Agreement”), by and between Express, Inc., a Delaware corporation (the “Company”), and WH Borrower, LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Company desires to issue, sell and deliver to the Investor (or a wholly-owned Subsidiary of Investor), and the Investor desires to purchase and acquire from the Company (directly or through a wholly-owned Subsidiary of Investor), pursuant to the terms and conditions set forth in this Agreement, an aggregate of 5,434,783 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Investor are entering into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), pursuant to which Investor has agreed to acquire (directly or indirectly through a wholly-owned Subsidiary of Investor) 60% of the equity interests of IPCo.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“50% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times at least 50% of the number of shares of Common Stock beneficially owned by the Investor Parties as of the Closing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates and (ii) “portfolio companies” (as such term is customarily used in the private equity industry) in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person so long as such portfolio company (x) has not been directed by the Investor or any of its Affiliates or any Investor Director in carrying out any act prohibited by this Agreement, (y) is not a member of a group (as such term is defined in Sections 13(d)(3) and 13(g)(3) of the Exchange Act) with either the Investor or any of its Affiliates with respect to any securities of the Company, and (z) has not received from the Investor or any Affiliate of the Investor or any Investor Director, directly or indirectly, any Confidential Information. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and, in any event, without limitation of the previous sentence, any Person owning more than 50% or more of the voting securities of another Person shall be deemed to control that Person.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Credit Facility” means that certain (a) Second Amended and Restated Asset-Based Loan Credit Agreement, dated as of May 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Express Holdings, LLC, a Delaware limited liability company ( “Parent”), the Company, Express Topco LLC, a Delaware limited liability company (“Intermediate Holdings”), Express, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors (as defined therein) party thereto (the Subsidiary Guarantors, together with Parent, Holdings, Intermediate Holdings and the Borrower, the “Companies”), the Lenders (as defined therein) party thereto and Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and Collateral Agent (each as defined therein) and (b) Asset-Based Term Loan Agreement, dated as of January 13, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “FILO Credit Agreement”), by and among the Companies, the Lenders (as defined therein) party thereto, and Wells Fargo, as Administrative Agent and Collateral Agent (each as defined therein).

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company PSU” means a restricted stock unit of the Company subject to both time-based and performance-based vesting conditions.

“Company RSU” means a restricted stock unit of the Company subject solely to time-based vesting conditions.

“Company Stock Option” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the Second Amended and Restated Company 2010 Incentive Compensation Plan and the Second Amended and Restated Company 2018 Incentive Compensation Plan.

“Confidentiality Agreement” means the Confidentiality Agreement between Company and WHP Investments, LLC (“WHP”), dated as of August 24, 2022.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, mandate, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“DGCL” means the Delaware General Corporation Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fall-Away of Investor Board Rights” means the earliest to occur of (i) the first day on which the 50% Beneficial Ownership Requirement is not satisfied or (ii) solely for purposes of and as used in Section 5.08 or in any resignation letter in the form attached as Annex III, the occurrence of a material breach of Section 5.05, Section 5.06 or Section 5.09 by the Investor Parties of their obligations under this Agreement which remains uncured for a period of five days following receipt by the Investor of written notice of such breach from the Company, provided that no cure period shall apply if such breach is of a nature which cannot be cured.

“Financial Information” means the financial information made available to Investor.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor Designee” means an individual designated in writing by the Investor and reasonably acceptable to the Board (and the Compensation and Governance Committee of the Board) to be nominated by the Company for election to the Board pursuant to Section 5.08(c) or elected to the Board pursuant to Section 5.08(a) or 5.08(d), as applicable, and following reasonable satisfaction by such individual of customary background checks.

“Investor Director” means a member of the Board who was elected to the Board pursuant to Section 5.08(a), 5.08(c) or 5.08(d) as an Investor Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, materially interfere with, materially hinder or materially impair (i) the consummation by the Investor of any of the Stock Purchase Transactions on a timely basis or (ii) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Common Stock are transferred pursuant to Section 5.06(b)(i).

“IPCo Partnership Agreement” means that certain Amended and Restated Limited Liability Company Agreement to be entered into by IPCo, the Company and the Investor, the form of which is set forth as Annex III hereto.

“License Agreement” means that certain License Agreement to be entered into by the Company and the Investor, the form of which is set forth as Annex II hereto.

“Material Adverse Effect” means any change, event, effect, occurrence, development or circumstance that, individually or in the aggregate, has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, none of the following, and no changes, events, effects or circumstances arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) either alone or in combination, will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in monetary policy or exchange rates for the currencies of any country; (C) inflation; or (D) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays and increases in raw material prices);

(iv) changes in regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations (in each case, whether or not violent), any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

(v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack (including by means of cyber-intrusion or other cyber-security breach), terrorism or military actions (including any escalation or general worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other natural or man-made force majeure events;

(vii) any (A) epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions (including any COVID-19 Measures);

(viii) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, or any other Person;

(ix) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(x) any action taken or refrained from being taken, in each case to which the Investor has expressly approved, consented to or requested in writing following the date of this Agreement;

(xi) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing);

(xii) changes in the price or trading volume of the Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition);

(xiii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition);

(xiv) the availability or cost of equity, debt or other financing to the Investor;

(xv) any government shutdown or slowdown;

(xvi) any Action commenced or threatened against a party hereto or any of its Subsidiaries or Affiliates (or their respective directors, members, managers, partners or officers) or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Action that is (A) solely among all or some of the parties hereto and (B) related to this Agreement;

(xvii) the identity of, or any facts or circumstances relating to, the Investor or its Affiliates, the respective financing sources of or investors in the foregoing; and

(xviii) any breach by the Investor of this Agreement;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xv) (excluding any change, event, effect or circumstance arising from or related to COVID-19 or COVID-19 Measures), to the extent (and only to the extent) that such change, event, effect or circumstance has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other similarly situated companies operating in the same industries (and conducting operations in the same geographic locations) in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Prohibited Transferee” means, as of any date, (a) the Persons set forth on Section 1.02 of the Company Disclosure Letter and the Persons that are actually known by the Investor to be Affiliates thereof, (b) any Person identified on the “SharkWatch 50” list most recently available as of such date (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company) and the Persons that are actually known by the Investor to be Affiliates thereof and (c) any Person who has, directly or indirectly, prior to such date whether individually or as a member of a group, and in each case with respect to the Company, any of its Subsidiaries or any of its or their equity securities, (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of the Company not approved by the Board, (ii) publicly called, or publicly sought to call, a meeting of the stockholders of the Company or publicly initiated any stockholder proposal for action by stockholders of the Company, in each case, not approved by the Board, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of the Company that was not approved (at the time of commencement) by the Board in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act or (iv) otherwise acted, either publicly or to the knowledge of the Investor, alone or in concert with others, to seek to control or substantially influence the Board or stockholders of the Company.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor, the form of which is set forth as Annex I hereto.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” means Express, LLC and Express Fashion Operations, LLC.

“Stock Purchase Transactions” means the Purchase and the other transactions contemplated by this Agreement and the other Stock Purchase Transaction Documents.

“Stock Purchase Transaction Documents” means this Agreement and the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Consideration” means the aggregate of the proceeds paid to the Company from (i) the issuance and sale of the Acquired Shares and (ii) the Purchase Price (as such term is defined in the Purchase Agreement).

“Transaction Documents” means this Agreement, the Purchase Agreement, the IPCo Partnership Agreement, the License Agreement, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Purchase Agreement, the IPCo Partnership Agreement, the License Agreement or the Registration Rights Agreement.

“Transactions” means the Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer” (or “Transferred”) by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the redemption or other acquisition of Common Stock by the Company.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	2.01
Action	3.07
Agreement	Preamble
Balance Sheet Date	3.05(b)
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Closing	2.02(a)

Term	Section
Closing Date	2.02(a)
Common Stock	Recitals
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Confidential Information	5.04
Contract	3.03(b)
DOJ	5.02(c)
Filed SEC Documents	Article III
FTC	5.02(c)
Initial Investor Director Designee	5.08(a)
Investor	Preamble
IRS	5.10(a)
Judgments	3.07
Laws	3.08
Per Share Purchase Price	2.01
Permits	3.08
Prohibited Stock	5.06(a)
Purchase	2.01
Purchase Price	2.01
Restraints	6.01(a)
Termination Date	7.01(b)

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 5,434,783 shares of Common Stock (the “Acquired Shares”), for a purchase price per share equal to $4.60 (the “Per Share Purchase Price”) and an aggregate purchase price of $25,000,000 (such aggregate purchase price, the “Purchase Price”). The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02 Closing. (a) On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the fifth Business Day after all of the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) either (i) remotely via telephone, video conference or email, (ii) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or (iii) at such other place, time or date as shall be agreed between the Company and the Investor in writing (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing:

(i) the Company shall deliver to the Investor (1) the Acquired Shares and (2) the Registration Rights Agreement, duly executed by the Company; and

(ii) the Investor shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing not less than two Business Days prior to the Closing, (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor and (3) deliver to the Company a resignation letter in the form attached as Annex IV hereto, duly executed by the Initial Investor Director Designee.

Section 2.03 Adjustments. If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of the Company shall occur as a result of any stock split (including reverse stock split), combination or exchange, the number of Acquired Shares and the Per Share Purchase Price shall be equitably adjusted to eliminate the effect of such event on the number of Acquired Shares and the Per Share Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investor prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after March 25, 2021 and prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof:

Section 3.01 Organization; Standing. (a) The Company is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware.

(b) Each Significant Subsidiary is a corporation or limited liability company, as applicable, duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company and each of the Significant Subsidiaries has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would prevent or materially delay, materially interfere with, materially hinder or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions or to perform its obligations under any of the Transaction Documents. The Company and each of the Significant Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(c) Each of the Company’s Subsidiaries (other than the Significant Subsidiaries) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would prevent or materially delay, materially interfere with, materially hinder or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions or to perform its obligations under any of the Transaction Documents.

Section 3.02 Capitalization. (a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on December 5, 2022 (the “Capitalization Date”), (i) 68,306,959 shares of Common Stock were issued and outstanding, (ii) 2,851,026 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 2,856,672 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 1,899,454 Company RSUs were outstanding pursuant to which a maximum of 1,899,454 shares of Common Stock could be issued, (v) 3,241,415 Company PSUs were outstanding pursuant to which a maximum of 6,482,830 shares of Common Stock could be issued (assuming maximum achievement of all applicable performance conditions), and (vi) no shares of Company Preferred Stock were issued or outstanding.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company RSUs or Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Acquired Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

Section 3.03 Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Stock Purchase Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Stock Purchase Transactions. The execution, delivery and performance by the Company of this Agreement and the other Stock Purchase Transaction Documents to which it is a party, and the consummation by it of the Stock Purchase Transactions, have been duly authorized and approved by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Stock Purchase Transaction Documents to which it is a party and the consummation by it of the Stock Purchase Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Stock Purchase Transaction Documents to which the Company is a party by the Company, nor the consummation by the Company of the Stock Purchase Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay, materially interfere with, materially hinder or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions or to perform its obligations under any of the Transaction Documents.

Section 3.04 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of the HSR Act, (b) filings required by the SEC under the Securities Act and Exchange Act, (c) compliance with the rules and regulations of NYSE and (d) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Stock Purchase Transaction Documents by the Company to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Stock Purchase Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay, materially interfere with, materially hinder or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions or to perform its obligations under any of the Transaction Documents.

Section 3.05 Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC all reports and material schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since March 25, 2021 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and except as otherwise noted in the Company’s publicly filed correspondence with the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and equity for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). The Financial Information and Financial Statements have been prepared from the books and records of the Company and its consolidated Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of January 29, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Stock Purchase Transactions, (iv) as relate to Taxes, (v) that have been discharged or paid prior to the date of this Agreement or (vi) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06 Absence of Certain Changes. Since January 29, 2022 through the date of this Agreement there has not been any Material Adverse Effect.

Section 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay, materially interfere with, materially hinder or materially impair the ability of the Company or its Subsidiaries to consummate the Transactions or to perform its obligations under any of the Transaction Documents, as of the date of this Agreement, there is no (a) pending or threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08 Compliance with Laws; Permits. The Company and each of its Subsidiaries are in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09 Tax Matters. The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. There is no proposed deficiency, audit, action, suit or other proceeding with respect to Taxes pending or threatened in writing. There is no Tax lien, whether imposed by any Governmental Authority, outstanding against the assets, properties or business of the Company, except for liens for Taxes not yet due and payable as may accrue in the ordinary course of business. The Company has withheld or collected from each payment to each of its employees, contractors or any other third party or Person the amount of all Taxes required to be withheld or collected therefore and has paid the same to the proper Governmental Authority.

Section 3.10 No Rights Agreement; Anti-Takeover Provisions. As of the date hereof, except as set forth in Article ELEVEN of the Company’s certificate of incorporation, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.11 Brokers and Other Advisors. Except for Moelis & Company, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Stock Purchase Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.12 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.09, the sale of the Acquired Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act. Without limiting the foregoing, neither the Company nor any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Common Stock, and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Acquired Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act to not be available, nor will the Company take any action or steps that would cause the offering or issuance of the Acquired Shares under this Agreement to be integrated with other offerings by the Company.

Section 3.13 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NYSE, and the Company has taken no action designed to or which is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or NYSE is contemplating terminating such registration or listing.

Section 3.14 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III or expressly set forth in any other Transaction Document, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III or expressly set forth in any other Stock Purchase Transaction Document, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement, any other Stock Purchase Transaction Document or the course of the Stock Purchase Transactions or any other Stock Purchase Transactions or potential transactions involving the Company and the Investor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company, as of the date hereof and as of each Closing Date:

Section 4.01 Organization; Standing. The Investor is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Investor has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.02 Authority; Noncontravention. (a) The Investor has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Stock Purchase Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Stock Purchase Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Stock Purchase Transaction Documents to which it is a party and the consummation by the Investor of the Stock Purchase Transactions have been duly authorized and approved and no other corporate action on the part of the Investor or any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Stock Purchase Transaction Documents to which it is a party and the consummation by the Investor of the Stock Purchase Transactions. This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement or the other Stock Purchase Transaction Documents to which it is party by the Investor, nor the consummation by the Investor of the Stock Purchase Transactions, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to the Investor or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party or accelerate the Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Stock Purchase Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Stock Purchase Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04 Sufficiency of Funds. After giving effect to the transactions contemplated by the Purchase Agreement on the Closing Date and the payments made by Investor thereunder on the Closing Date (including the application of all of the proceeds of the Debt Financing (as defined in the Purchase Agreement) to the Purchase Price (as defined in the Purchase Agreement) under the Purchase Agreement), Investor shall have sufficient cash funds immediately available to consummate the Stock Purchase Transactions and pay the Purchase Price required hereunder.

Section 4.05 Ownership of Company Stock. Neither the Investor nor any of its Affiliates owns any capital stock or other securities of the Company.

Section 4.06 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Stock Purchase Transactions based upon arrangements made by or on behalf of the Investor or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.07 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its Representatives, the Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Investor is familiar, that the Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Investor has not relied on such information (except for the representations and warranties made by the Company in Article III of this Agreement or expressly set forth in any other Stock Purchase Transaction Document) and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.08 No Other Investor Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV or expressly set forth in any other Transaction Document, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor, notwithstanding the delivery or disclosure to the Company or its Affiliates or any of their respective Representatives of any documentation or other information with respect to the foregoing.

Section 4.09 Purchase for Investment. The Investor acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to the distribution of the Acquired Shares, (b) will not sell, transfer, or otherwise dispose of any of the Acquired Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (e) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act) and (f) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Acquired Shares and (ii) a total loss in respect of such investment.

Section 4.10 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III or any other Stock Purchase Transaction Document, the Investor hereby acknowledges that neither the Company nor any other Person acting on its behalf, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Investor resulting from the delivery, dissemination or any other distribution to the Investor or any of its Representatives, or the use by the Investor or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Investor or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Stock Purchase Transactions or any other transactions or potential transactions involving the Company and the Investor. The Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Stock Purchase Transactions, the Investor and its Affiliates and Representatives have relied on the results of their own independent investigation.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Negative Covenants. Except as required by applicable Law, Judgment or to comply with any notice from a Governmental Authority, as contemplated, required or permitted by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not:

(a) other than the authorization and issuance of the Acquired Shares and the consummation of the other Transactions, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided, that the Company may issue or grant shares of Common Stock or other securities in the ordinary course of business under Company Plans in effect on the date of this Agreement or pursuant to equity awards or obligations outstanding on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement;

(b) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options Company RSUs or Company PSUs);

(c) split, combine, subdivide, recapitalize, reclassify or make like changes to any shares of its capital stock or other equity or voting interests;

(d) make any investments in a third party;

(e) establish a record date for, declare, set aside for payment or pay any dividend, make any payment on, or make any other distribution in respect of, any shares of its or any Subsidiary’s capital stock or other equity or voting interests; or

(f) incur any indebtedness for borrowed money, other than indebtedness permitted under the ABL Credit Agreement (including any revolving credit borrowings thereunder) in an aggregate principal amount not to exceed $190 million, excluding any letters of credit issued under the ABL Credit Agreement at any time.

Section 5.02 Reasonable Best Efforts; Filings. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b) The Company and the Investor agree to make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable and in any event no later than ten (10) Business Days following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions.

(c) Each of the Company and the Investor shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 5.03 Public Disclosure. The communications plan release with respect to the execution of this Agreement, including all public announcements, Forms 8-K and press releases related thereto, shall be reasonably agreed upon by the Investor and the Company. Thereafter, the Investor and the Company shall consult with each other a reasonable amount of time before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Governmental Authorities, applicable Law, Judgment, court process rules or regulations of any stock exchange upon which such party’s or its Subsidiary’s capital stock is traded. The foregoing notwithstanding, a party, its Subsidiaries or their respective Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, Judgment or court process, (b) required by the rules or regulations of any stock exchange upon which such party’s or its Subsidiary’s capital stock is traded or (c) consistent with any previous public announcement or public disclosure (including any Current Reports on Form 8-K or Form 8-K/A) made by the parties in accordance with this Section 5.03; provided that, in each case, such party shall use reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon, except as may be required by Governmental Authorities, applicable Law, Judgment, court process rules or regulations of any stock exchange upon which such party’s or its Subsidiary’s capital stock is traded.

Section 5.04 Confidentiality.

(a) The Investor and the Company acknowledge that the Company and WHP have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

(b) Following the Closing, the Investor will, and will cause its controlled Affiliates and the Investor Recipients and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company or its Subsidiaries and furnished to the Investor, its controlled Affiliates, the Investor Recipients or their respective Representatives by the Company or any of its Representatives in connection with the terms of this Agreement (collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor’s investment in the Company made pursuant to this Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Investor, any of its controlled Affiliates, the Investor Recipients or any of their respective Representatives in violation of this Section 5.04, (ii) was or becomes available to the Investor, any of its controlled Affiliates, the Investor Recipients or any of their respective Representatives from a source other than the Company or its Representatives, provided that Investor does not know such source is disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (iii) at the time of disclosure is already in the possession of the Investor, its controlled Affiliates, the Investor Recipients or their respective Representatives, provided that Investor does not know such information is subject to an obligation of confidentiality to the Company, or (iv) was independently developed or conceived by the Investor, its controlled Affiliates, the Investor Recipients or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information. The Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (A) to the Investor’s controlled Affiliates and its and their respective Representatives on a need-to-know basis, (B) to any partner, member, manager or related investment fund of the Investor and its controlled Affiliates (the “Investor Recipients”) in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein and in the Confidentiality Agreement) or (C) in the event that the Investor, any of its Affiliates, any Investor Recipient or any of its or their respective Representatives are requested or required by Governmental Authorities, applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the Investor, its Affiliates and its and their respective Representatives, as the case may be, shall provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.

Section 5.05 Standstill. Except as otherwise expressly permitted in this Agreement, the Investor agrees that until the later of (i) the Fall-Away of Investor Board Rights and (ii) the 12-month anniversary of the Closing Date, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or property of the Company or any Subsidiary of the Company (but in any case excluding any issuance by the Company of shares of Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) (x) pursuant to any stock dividend or distribution, stock split or other recapitalization or reclassification of the Common Stock or pursuant to any shareholder rights plan or similar plan or (y) to the Investor Director as compensation for his or her membership on the Board); provided that this clause (a) shall not limit the Investor or its Affiliates from acquiring, offering or seeking to acquire, agreeing to acquire or making a proposal to acquire Common Stock to the extent that, upon consummation of any such transaction, the Investor and its Affiliates would beneficially own Common Stock in an amount not exceeding 15.0% of the then outstanding Common Stock of the Company that does not otherwise violate this Section 5.05;

(b) make or knowingly encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board (other than the Investor Director pursuant to the terms of this Agreement) or seek the removal of any director from the Board;

(c) demand a copy of the stock ledger list of stockholders or any other books and records of the Company or any of its Subsidiaries;

(d) make any announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(e) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board or policies of the Company or any of its Subsidiaries;

(f) initiate, solicit, assist or join as a party any Action against the Company, its Subsidiaries or any of its Affiliates (including derivative Actions) other than to enforce the provisions of this Agreement or any of the other Transaction Agreements;

(g) increase its beneficial ownership of the Common Stock to more than 15%;

(h) take any action that would require the Company or any of its Subsidiaries to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.05;

(i) enter into any discussions, negotiations, arrangements, understandings or agreements with any third party (including, without limitation, security holders of the Company) with respect to any of the matters that are the subject of this Section 5.05, including, without limitation, forming, joining or participating in a “group” (as defined in Sections 13(d)(3) and 13(g)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the matters that are the subject of this Section 5.05;

(j) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.05, provided that this clause shall not prohibit the Investor Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.05, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;

(k) contest the validity of this Section 5.05 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.05;

(l) advise, assist, knowingly encourage or direct any Person in connection with or with respect to, or to advise, assist, knowingly encourage or direct any other Person in connection with or with respect to, any of the activities set forth in clauses (a) through (k) of this sentence or propose any of such activities to any other person; or

(m) make any public proposal or statement of inquiry or publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing (provided that the Investor shall be permitted to file an amendment to the Investor’s Schedule 13D solely to reflect an acquisition or a disposition of beneficial ownership of the Common Stock that does not otherwise violate this Section 5.05 or as otherwise required by Law);

provided, however, that nothing in this Section 5.05 will limit (1) the Investor Parties’ ability to vote (subject to Section 5.09) or Transfer (subject to Section 5.06) its Common Stock if not otherwise expressly prohibited by this Section 5.09, (2) the ability of any Investor Director to vote in his or her capacity as a member of the Board or otherwise exercise its fiduciary duties in his or her capacity as a member of the Board, (3) any Investor Party from taking action necessary to comply with its obligations under the Transaction Documents or (4) the Investor Parties’ ability to submit a proposal to the Board that would otherwise be prohibited by this Section 5.05 if any such proposal is submitted to the Board on a strictly confidential basis and would not require, or reasonably be expected to require, the Investor, the Company or any of their respective Affiliates to make a public announcement or public filing. In addition, the Investor’s obligations under this Section 5.05 shall terminate immediately (and without further action by any party hereto) if the Company or its Subsidiaries make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy law or any bankruptcy proceeding is commenced against the Company or its Subsidiaries.

Section 5.06 Transfer Restrictions. (a) Except as otherwise permitted in this Agreement, until July 1, 2026, the Investor Parties will not (i) Transfer any shares of Common Stock beneficially owned by the Investor Parties (the “Prohibited Stock”) or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Prohibited Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Prohibited Stock or any other capital stock of the Company; provided, however, that nothing in this Section 5.06 shall prevent or restrict (i) the direct or indirect Transfer of Prohibited Stock or (ii) the pledge or encumbrance of any interest in Prohibited Stock under any credit facility or replacement credit facility of the Investor or its Affiliates.

(b) Notwithstanding Section 5.06(a), the Investor Parties shall be permitted to Transfer any portion or all of their Prohibited Stock at any time under the following circumstances:

(i) Transfers to any Affiliates of the Investor, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Prohibited Stock so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor;

(ii) Transfers pursuant to a merger, tender offer or exchange offer or other business combination or acquisition of all or substantially all of the assets or similar transaction or any change of control transaction involving the Company or any Subsidiary that, in each case, is approved by the Board;

(iii) Transfers pursuant to a tender offer or exchange offer by a third party that is approved by the Board and is for more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; and

(iv) Transfers approved in writing by the Board.

(c) Notwithstanding Sections 5.06(a) and (b), the Investor Parties and their respective Affiliates will not at any time (without the prior written consent of the Board) Transfer any Prohibited Stock to a Prohibited Transferee.

(d) Notwithstanding Sections 5.06(a) and (b), the Investor Parties will not at any time, directly or indirectly, tender any shares of Prohibited Stock into any “tender offer” (as defined in Regulation 14D under the Exchange Act) to acquire the equity securities of the Company that has not been approved by the Board.

(e) Any attempted Transfer in violation of this Section 5.06 shall be null and void ab initio and the Company shall not in any way give effect to such impermissible Transfer.

Section 5.07 Legend. (a) All certificates or other instruments representing the Acquired Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 8, 2022, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Prohibited Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement) or upon the Transfer in accordance with the terms of this Agreement to any Person that is not subject to the transfer and other restrictions set forth in this Agreement.

Section 5.08 Election of Directors. (a) Effective as of the Closing, the Board will increase the size of the Board to 11 members and the Board shall elect Yehuda Shmidman (such individual, the “Initial Investor Director Designee”) to the Board.

(b) Upon the occurrence of the Fall-Away of Investor Board Rights, the Investor Director shall immediately resign, and the Investor Parties shall cause the Investor Director immediately to resign, from the Board effective as of the date of the Fall-Away of Investor Board Rights, and the Investor Parties shall no longer have any rights under this Section 5.08, including, for the avoidance of doubt, any designation or nomination rights under Section 5.08(c).

(c) Until the occurrence of the Fall-Away of Investor Board Rights, at any annual meeting of the Company’s stockholders at which the term of the Investor Director shall expire, the Investor shall have the right to designate one Investor Director, which Investor Director shall be nominated by the Board for election at such annual meeting. The Company shall include the Investor Designee designated by the Investor in accordance with this Section 5.08(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders and shall recommend that the Company’s stockholders vote in favor of such Investor Designee and shall support the Investor Designee in a manner substantially no less favorable than the manner in which the Company supports its other non-executive nominees in the aggregate.

(d) In the event of the death, disability, resignation or removal of the Investor Director as a member of the Board (other than resignation pursuant to Section 5.08(b)), the Investor may designate an Investor Designee to replace such Investor Director and, subject to Section 5.08(e), the Company shall cause such Investor Designee to fill such resulting vacancy within five Business Days of such designation by the Investor.

(e) The Company’s obligations to have any Investor Designee elected to the Board or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.08, as applicable, shall in each case be subject to (A) such Investor Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company and (B) otherwise being reasonably acceptable to the Compensation and Governance Committee of the Board. The Investor Parties will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks as the Board may reasonably request to determine the Investor’s Nominee’s eligibility and qualification to serve as a director of the Company. No Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Designee must provide to the Company:

(i) all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii) all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii) an undertaking in writing by the Investor Designee:

(A) to be subject to, bound by and duly comply with applicable Law, the Company Charter Documents, the policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members or members of any committee of which such Investor Designee may be a member, including the Company’s Code of Conduct, insider trading policy and all other Company policies and guidelines applicable generally to directors serving on the Board with respect to trading in the Company’s securities;

(B) to keep confidential all information about the Company and its Affiliates of which he or she becomes aware in his or her capacity as a member of the Board; provided that the Investor Designee may communicate information about the Company and its Affiliates to the Investor or its Affiliates solely for the purposes of monitoring, administering or managing the Investor’s investment in the Company made pursuant to this Agreement; provided, that the Investor acknowledges and agrees that (x) it is aware (and that the recipients of such information will be advised by the Investor) that such information may contain material non-public information regarding the Company and its Affiliates and that the United States securities Laws prohibit any Persons who have such material, non-public information from purchasing or selling securities of the the Company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information and (y) it shall not (and it shall cause the recipients of such information to not), directly or indirectly, use, or allow any third party to use, any such information in violation of any United States Laws or, other than the Transactions, in connection with the purchase or sale of securities, properties or indebtedness; and

(C) to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof (i) regarding any Transaction Document, the Transactions or any matters relating thereto or any transactions with or matters relating to the Investor or any Investor Affiliate and (ii) that, in the Board’s sole judgment, would reasonably be likely to (A) result in a conflict of interest, (B) adversely affect the attorney-client privilege between the Company and its counsel, or (C) result in a violation of applicable Law; and

(iv) a written irrevocable resignation substantially in the form attached hereto as Annex III.

(f) The Company shall be permitted to withhold any information and to exclude the Investor Directors from any meeting or portion thereof with respect to information and meetings involving items to which Section 5.08(e)(iii)(C) is applicable.

(g) The Company shall provide the Investor Director with the same director benefits as other non-employee members of the Board, including (i) compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of the Company; (ii) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

Section 5.09 Voting. Until the Fall-Away of Investor Board Rights:

(a) at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Investor Parties are voted in the same manner as recommended by the Board to the other holders of Common Stock (including with respect to director elections); provided, that no Investor Party shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in its sole discretion, with respect to the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company; provided, further, that in the event that any proposal submitted by a stockholder is subject to a vote of the Company’s stockholders, the Investor shall not, and shall cause the Investor Parties not to, publicly comment on such proposal or otherwise discuss such proposal with any stockholder other than the Investor Parties or their Affiliates; and

(b) the Investor shall, and shall (to the extent necessary to comply with this Section 5.09) cause the Investor Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Common Stock beneficially owned by the Investor or the Investor Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.09(a) at such meetings (including at any adjournments or postponements thereof).

Section 5.10 Tax Matters. (a) The Company and any applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable with respect to the Acquired Shares to the extent required by applicable Law. Any amounts that are so withheld shall be timely paid over to the appropriate tax authority and shall be treated for all purposes of the applicable Transaction Documents and Company Charter Documents as having been paid to the Person in respect of which such deduction and withholding was made. Prior to the date of any such payment and at such other times as may be requested in writing by the Company, the Investor (or any transferee) shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8, as applicable, along with any other documentation requested by the Company in writing reasonably necessary to comply with its Tax reporting obligations under applicable Law.

(b) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on the issuance of the Acquired Shares to the Investor.

(c) On or prior to the Closing, the Company shall deliver to Investor an IRS Form W-9, duly and validly executed by the Company.

Section 5.11 Information Rights. Following the Closing and prior to the Fall-Away of Investor Board Rights, and subject to Section 5.05(c), in order to facilitate the Investor’s compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor and its Affiliates of equity securities of the Company and oversight of the Investor’s investment in the Company, the Company agrees to provide the Investor with (a) reasonable access, to the extent reasonably requested by the Investor, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, subject to Section 5.05(c), and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request; provided, that any investigation pursuant to this Section 5.11 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, and (b) copies of all material, substantive materials provided to the Board at substantially the same time as provided to the directors of the Company; provided, that neither the Company nor any of its Subsidiaries shall be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so could (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other similar legal privilege or (iv) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action involving the Company and the Investor. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will provide any information or material that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with any Transaction Document, the Transactions or any matters relating thereto or any transactions with or matters relating to the Investor or any of Investor’s Affiliates.

Section 5.12 Investor Consent Rights. Following the Closing and prior to the Fall-Away of Investor Board Rights, unless the Investor has otherwise consented to in writing, the Company shall not:

(a) amend the Company Charter Documents in a manner that would disproportionately and adversely affect any Investor Party; or

(b) authorize or issue any class or series of capital stock that ranks senior to the Common Stock and has preference or priority over the Common Stock as to dividend rights, rights of redemption or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 5.13 Use of Proceeds. The Company shall use the proceeds from the Transaction Consideration to (a) repay the Company Credit Facility in full, (b) fund to IPCo the guaranteed minimum royalties associated with the first year of the term of the License Agreement, in accordance with its terms, (c) pay any costs, fees and expenses incurred in connection with the Transactions, (d) pay the estimated or final Tax liabilities associated with the Transactions and (e) fund general corporate purposes of the Company.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Closing shall be subject to the satisfaction (or waiver by the Company and the Investor, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) the transactions contemplated by the Purchase Agreement shall have been consummated immediately prior to, or will be consummated substantially concurrently with, the Closing;

(b) no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions; and

(c) the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act shall have expired or early termination thereof shall have been granted.

Section 6.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Investor set forth in (i) Article IV of this Agreement, other than the first sentence of Section 4.01 and Section 4.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (i), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect and (ii) set forth in the first sentence of Section 4.01 and Section 4.02(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date, other than any de minimis inaccuracies;

(b) the Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c) the Company shall have received a certificate, signed on behalf of the Investor by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03 Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing shall be further subject to the satisfaction (or waiver by the Investor, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Company (i) set forth in Sections 3.02, 3.11 and 3.12 shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.06 and 3.10 shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date, (iii) set forth in Section 3.01(a) and Section 3.03(a), shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date, other than any de minimis inaccuracies, and (iv) set forth in Article III of this Agreement, other than in Section 3.01(a), 3.02, 3.03(a), 3.06, 3.10, 3.11 and 3.12, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c) the Investor shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied; and

(d) the Board shall have taken all actions necessary and appropriate to cause to be elected to the Board, effective immediately upon the Closing, the Initial Investor Director Designee.

ARTICLE VII

TERMINATION; SURVIVAL

Section 7.01 Termination. This Agreement may be terminated and the Stock Purchase Transactions abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Investor;

(b) by either the Company or the Investor if the Purchase Agreement is validly terminated pursuant to its terms.

(c) by either the Company or the Investor upon written notice to the other, if the Closing should not have occurred on or prior to April 7, 2023 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(c);

(d) by either the Company or the Investor if any Restraint enjoining or otherwise prohibiting consummation of the Stock Purchase Transactions shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.02;

(e) by the Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b); or

(f) by the Company if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(f) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b).

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.04, this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Investor or the Company or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a knowing or intentional breach of this Agreement or from fraud.

Section 7.03 Survival. The representations and warranties of the parties set forth in this Agreement and in any document delivered in connection herewith shall not survive the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Notwithstanding any other provision of this Agreement, no party shall have any liability to the other in excess of the Purchase Price, and no party shall be liable for any special, speculative, consequential or punitive damages with respect to this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

Section 8.02 Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) the Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Investor Parties and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided, that no such assignment will relieve the Investor of its obligations hereunder unless and until such obligations have been performed or satisfied.

Section 8.04 Counterparts. This Agreement and any other Stock Purchase Transaction Documents may be executed in one or more counterparts (including by facsimile and electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

Section 8.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the other Stock Purchase Transaction Documents constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Except as provided in Section 5.08(g), no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.06 Governing Law; Jurisdiction. (a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Stock Purchase Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE STOCK PURCHASE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to it at:

One Express Drive

Columbus, OH 43230

Attention: [*****]

Email: [*****]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Eric Schiele, P.C.
Rachael Coffey, P.C.
Email:	eric.schiele@kirkland.com
rachael.coffey@kirkland.com

(b)	If to the Investor or any Investor Party, to the Investor at:

WH Borrower, LLC

c/o WHP Global

530 Fifth Avenue, 12th Floor

New York, New York 10036

E-mail: [*****]

Attention: [*****]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

United States

Attention:	Joshua M. Zachariah
R. Kirkie Maswoswe
Sean M. Donahue

Email:	jzachariah@goodwinlaw.com
kmaswoswe@goodwinlaw.com
sdonahue@goodwinlaw.com

or such other address or email address as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Stock Purchase Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.12 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents (A) posted to the datasite for Project Wardrobe by or on behalf of the Company or (B) delivered in Person or electronically to the Investor or its respective Representatives. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than NYSE, all references herein to NYSE shall be deemed to be references to such other national securities exchange. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13 Acknowledgment of Securities Laws. The Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXPRESS, INC.

By:	/s/ Timothy Baxter
Name: Timothy Baxter
Title: Chief Executive Officer

WH BORROWER, LLC

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

[Signature Page to Investment Agreement]

ANNEX I

FORM OF REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

ANNEX II

FORM OF LICENSE AGREEMENT

[Intentionally Omitted]

ANNEX III

FORM OF IPCO PARTNERSHIP AGREEMENT

[Intentionally Omitted]

ANNEX IV

FORM OF RESIGNATION LETTER

[Intentionally Omitted]